Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Charlottesville, VA – July 30, 2018 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported second quarter 2018 net income of $1.8 million, or $0.72 per diluted share, an $88 thousand or 4.6% decrease compared to net income of $1.9 million, or $0.76 per diluted share, recognized during the second quarter of 2017. The decrease in net income is attributable to the increase in allowance for loan losses, and therefore increase in provision for loan losses during the quarter. The increase in the provision for loan losses, from $115 thousand in the second quarter of 2017 to $701 thousand in the current quarter, was largely driven by the loss of insurance covering the Company’s purchased student loan portfolio and the need to provide for an adequate allowance.

“Despite our increase in allowance for loan losses and related provision, I am pleased with the solid earnings that we have realized this year,” said Glenn W. Rust, President and Chief Executive Officer. “The 58% increase in our quarterly cash dividend, to $0.30 per share as approved by the Board of Directors in May of this year, is a testimony to our continued and consistent solid financial performance.”

Second Quarter 2018 Financial Highlights

●

Net interest income for the second quarter of 2018 increased $365 thousand, or 6.9%, compared to the same period in 2017. Year-to-date net interest income increased $1.0 million, or 9.7%, over the same period in 2017.

●

Net interest margin (FTE) fell seven basis points to 3.78% for the second quarter of 2018 compared to 3.85% for the first quarter of 2018 yet improved 28 basis points compared to the second quarter of 2017.

●

The cost of funds of 47 basis points for the second quarter of 2018 increased 25 basis points from 22 basis points for the second quarter of 2017, due to increased rates on deposit accounts and higher cost of borrowed funds. Low-cost deposits, which include noninterest checking accounts and interest-bearing checking, savings, and money market accounts, remained in excess of 75% of total deposits at the end of the second quarter 2018 and 2017 as well as the end of the 2017.

●	Total assets of $654.7 million increased $10.8 million, or 1.7%, since the prior year-end and increased $40.1 million, or 6.5%, since June 30, 2017.

●

Gross loans outstanding at June 30, 2018 totaled $535.0 million, which represented an increase of $6.2 million, or 1.2%, over the 2017 year-end balance, and an increase of $42.2 million, or 8.6%, compared to June 30, 2017.

●

The loan-to-deposit ratio was 99.7% as of June 30, 2018, compared to 97.4% as of December 31, 2017 and 92.9% as of June 30, 2017. This year-over-year increase is in line with our strategy to achieve an effective mix of earning assets and liabilities on our balance sheet.

●

The period-end allowance for loan losses as a percentage of total loans increased to 0.88%, due to the need for increased allowance for loan loss balances as a result of the loss of surety bonds covering the student loan portfolio. The allowance for loan losses as a percentage of total loans as of December 31, 2017 and June 30, 2017 was 0.76% and 0.75%, respectively.

●

A provision for loan losses of $701 thousand was recognized in the second quarter of 2018 due to the above noted loss of surety bonds. A provision for loan losses of $115 thousand was recognized in the second quarter of 2017.

Second Quarter 2018 Financial Highlights, continued

●

The balance of loans in non-accrual status increased from $177 thousand at year-end to $447 thousand as of June 30, 2018 as a result of $319 thousand in student loans classified as non-accrual for the second quarter. The Company will file claims with the liquidator of the surety company by December 31, 2018 for these non-accrual loans, as well as any other student loans that are past due 120 days or more as of July 27, 2018. Based on recent information released by the liquidator, the Company expects to collect the principal balances outstanding on such past due student loans, so the $319 thousand in past due loans as of June 30, 2018 were placed in non-accrual rather than charging the loans off as previously anticipated and indicated in our Current Report on Form 8-K released on July 5, 2018. Student loans that become 120 days or more past due after July 27, 2018 will be classified as charge-offs.

●

Noninterest income for the second quarter decreased $20 thousand, or 1.5%, compared to the second quarter of 2017, primarily due to the recognition of a one-time payment in connection with a revision to our agreement with a royalty income provider during the second quarter of 2017. Noninterest income for the first six months of 2018 improved $445 thousand, or 17.3%, over the same period in the prior year, primarily due to the increase in annual performance fees from the same royalty income provider in 2018.

●

Noninterest expense for the second quarter increased $314 thousand, or 8.5%, compared to the second quarter of 2017, due to expenses associated with hiring experienced commercial lenders, increased professional fees and increased data processing expenses associated with the implementation of mobile banking. Noninterest expense for the first six months of 2018 increased over the same period in the prior year by $506 thousand or 6.7%, as a result of the same factors.

●

The provision for income taxes recognized in the second quarter of 2018 decreased $467 thousand, or 51.6%, compared to the second quarter of 2017, due primarily to the reduction in our corporate tax rate from 34% to 21%. The year-to-date provision for income taxes decreased $587 thousand, or 34.2%, compared to the same period in 2017, also due primarily to the reduction in the corporate tax rate, despite the increase in pre-tax income of $386 thousand which required additional provision of $81 thousand for the period at the reduced rate.

●	The efficiency ratio on a fully tax equivalent basis (FTE) was 57.4% for the second quarter, compared to 54.0% for the first quarter of 2018 and 55.5% for the second quarter of 2017.

●	Return on average assets (ROAA) for the quarter amounted to 1.15% compared to the 1.78% recorded in the first quarter of 2018 and 1.19% realized during the second quarter of 2017.

●

Tangible book value per share as of June 30, 2018, which reflects the 5% stock dividend effective April 2018, was $26.36. This compares to $26.61 as of December 31, 2017 and $25.98 at June 30, 2017, which were prior to and therefore not adjusted for the 5% stock dividend. Cash dividends of $762 thousand were declared during the second quarter of 2018, while the remaining net income of $1.1 million, or 58.4%, was retained.

●	Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). The Bank has four banking offices in Charlottesville and one in Winchester, as well as a loan production office in Harrisonburg. The Bank offers a full range of banking and related financial services to meet the needs of individuals, businesses and charitable organizations. Investment management, wealth advisory, and trust and estate services are offered under the name of VNB Wealth Management. Retail brokerage and investment advisory services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements as defined in the Securities Exchange Act of 1934.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in: national and local economies, employment or market conditions; interest rates, deposits, loan demand, and asset quality; competition; financial services or tax laws and regulations; accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2017 with the Securities and Exchange Commission on March 27, 2018. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	June 30, 2018	December 31, 2017 *	June 30, 2017
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$8,315	$11,390	$9,596
Federal funds sold	18,253	6,887	-
Securities:
Available for sale, at fair value	63,581	67,501	85,355
Restricted securities, at cost	3,171	2,284	1,743
Total securities	66,752	69,785	87,098
Loans	535,005	528,784	492,802
Allowance for loan losses	(4,698)	(4,043)	(3,701)
Loans, net	530,307	524,741	489,101
Premises and equipment, net	7,105	7,371	7,558
Bank owned life insurance	16,565	16,344	14,126
Goodwill	372	372	372
Other intangible assets, net	528	579	629
Accrued interest receivable and other assets	6,460	6,417	6,045
Total assets	$654,657	$643,886	$614,525
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$172,744	$193,081	$171,875
Interest-bearing	86,008	102,583	96,295
Money market and savings deposit accounts	146,505	138,065	137,310
Certificates of deposit and other time deposits	131,489	109,233	124,929
Total deposits	536,746	542,962	530,409
Repurchase agreements and other borrowings	48,387	34,092	19,942
Accrued interest payable and other liabilities	1,649	1,727	1,016
Total liabilities	586,782	578,781	551,367
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000 shares authorized, no shares outstanding	-	-	-
Common stock, $2.50 par value, 10,000,000 shares authorized; 2,541,138, 2,410,680 and 2,392,011 issued and outstanding at June 30, 2018, December 31, 2017, and June 30, 2017, respectively	6,353	6,027	5,980
Capital surplus	26,921	22,038	21,596
Retained earnings	36,332	37,923	35,723
Accumulated other comprehensive loss	(1,731)	(883)	(141)
Total shareholders' equity	67,875	65,105	63,158
Total liabilities and shareholders' equity	$654,657	$643,886	$614,525

*	Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Interest and dividend income:
Loans, including fees	$5,935	$5,141	$11,649	$10,106
Federal funds sold	39	105	74	178
Investment securities:
Taxable	271	304	549	510
Tax exempt	86	65	171	125
Dividends	33	23	61	46
Other	-	3	-	6
Total interest and dividend income	6,364	5,641	12,504	10,971

Interest expense:
Demand and savings deposits	264	123	496	233
Certificates and other time deposits	262	181	402	337
Repurchase agreements and other borrowings	146	10	218	20
Total interest expense	672	314	1,116	590
Net interest income	5,692	5,327	11,388	10,381
Provision for loan losses	701	115	605	45
Net interest income after provision for loan losses	4,991	5,212	10,783	10,336
Noninterest income:
Trust income	427	385	841	777
Advisory and brokerage income	142	128	282	255
Royalty income	34	108	552	176
Customer service fees	236	223	483	453
Debit/credit card and ATM fees	204	232	391	444
Earnings/increase in value of bank owned life insurance	111	104	220	209
Fees on mortgage sales	46	32	82	49
Gains on sales of securities	-	-	-	4
Losses on sales of other assets	-	-	(33)	-
Other	107	115	203	209
Total noninterest income	1,307	1,327	3,021	2,576

Noninterest expense:
Salaries and employee benefits	1,982	1,871	3,973	3,772
Net occupancy	449	458	929	929
Equipment	118	128	246	274
Other	1,478	1,256	2,896	2,563
Total noninterest expense	4,027	3,713	8,044	7,538

Income before income taxes	2,271	2,826	5,760	5,374
Provision for income taxes	439	906	1,132	1,719
Net income	$1,832	$1,920	$4,628	$3,655
Net income per common share, basic *	$0.72	$0.77	$1.82	$1.46
Net income per common share, diluted *	$0.72	$0.76	$1.81	$1.45
Weighted average common shares outstanding, basic *	2,539,162	2,506,058	2,536,993	2,500,355
Weighted average common shares outstanding, diluted *	2,560,329	2,529,881	2,557,814	2,523,249

*	Shares and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except per share data)
 (Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2018	2018	2017	2017	2017
Common Share Data:
Net income per weighted average share, basic[1]	$0.72	$1.10	$0.45	$0.69	$0.77
Net income per weighted average share, diluted[1]	$0.72	$1.09	$0.45	$0.68	$0.76
Weighted average shares outstanding, basic[1]	2,539,162	2,534,799	2,531,214	2,521,137	2,506,058
Weighted average shares outstanding, diluted[1]	2,560,329	2,554,980	2,551,745	2,543,150	2,529,881
Actual shares outstanding	2,541,138	2,417,084	2,410,680	2,410,680	2,392,011
Tangible book value per share at period end	$26.36	$27.26	$26.61	$26.50	$25.98
Key Ratios:
Return on average assets[2]	1.15%	1.78%	0.73%	1.11%	1.19%
Return on average equity[2]	10.81%	17.12%	7.24%	10.75%	12.33%
Net interest margin (FTE)[3]	3.78%	3.85%	3.79%	3.70%	3.50%
Efficiency ratio (FTE)[4]	57.35%	54.04%	57.48%	58.63%	55.53%
Loan-to-deposit ratio	99.68%	99.98%	97.39%	98.77%	92.91%
Net Interest Income:
Net interest income	$5,692	$5,696	$5,513	$5,483	$5,327
Net interest income (FTE)[3,4]	$5,715	$5,719	$5,556	$5,523	$5,360
Capital Ratios:
Tier 1 leverage ratio	10.70%	10.59%	10.55%	10.30%	9.65%
Total risk-based capital ratio	13.78%	13.53%	12.96%	13.51%	13.09%
Assets and Asset Quality:
Average Earning Assets	$607,043	$602,669	$581,006	$591,908	$613,992
Average Gross Loans	$527,878	$524,873	$499,550	$496,983	$489,806
Allowance for loan losses:
Beginning of period	$3,955	$4,043	$3,824	$3,701	$3,633
Provision for (recovery of) loan losses	701	(96)	205	168	115
Charge-offs	-	1	-	53	58
Recoveries	(42)	(9)	(14)	(8)	(11)
Net charge-offs (recoveries)	(42)	(8)	(14)	45	47
End of period	$4,698	$3,955	$4,043	$3,824	$3,701
Nonaccrual loans	$447	$171	$177	$186	$153
OREO	-	-	-	-	-
Total nonperforming assets (NPA)	$447	$171	$177	$186	$153
NPA as a % of total assets	0.07%	0.03%	0.03%	0.03%	0.02%
NPA as a % of total loans plus OREO	0.08%	0.03%	0.03%	0.04%	0.03%
Allowance for loan losses to total loans	0.88%	0.75%	0.76%	0.76%	0.75%
Non-accruing loans to total loans	0.08%	0.03%	0.03%	0.04%	0.03%
Net charge-offs (recoveries) to average loans[2]	-0.03%	-0.01%	-0.01%	0.04%	0.04%

[1]	Share and per share data have been adjusted to reflect a 5% stock dividend effective April 13, 2018.

[2]	Ratio is computed on an annualized basis.

[3]	The net interest margin and net interest income are reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 21% for 2018 and 34% for 2017.

[4]

The efficiency ratio is computed as a percentage of noninterest expense divided by the sum of fully tax equivalent (FTE) net interest income and noninterest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Tara Y. Harrison
434.817.8587